EXHIBIT 99.2

American Eagle Outfitters, Inc.
April 2007
Recorded Sales Commentary Transcript dated May 9, 2007

Good afternoon. Welcome to the American Eagle Outfitters April 2007 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

In contrast to a very strong performance in March, April sales were below our expectations. Although we planned April with the shift of Easter as a major factor, our business was also affected by weaker than expected traffic trends that continued after Easter. However, beginning in week three, trends improved leading to a mid single-digit comp for the last two weeks of the month.

Total sales for the four weeks ended May 5th declined 4% to $171.9 million compared to $179.2 million for the four weeks ended April 29, 2006. Due to the 53rd week last year, April comps are compared to the four weeks ended May 6, 2006. On this basis, comparable store sales declined by 10% compared to a 19% comp increase for the same period last year.

Our women's comp was negative low double-digit, while men's declined in the mid single-digits. Skirts, men's and women's pants and accessories proved difficult. Yet, AE jeans continued to be a source of strength, with both men's and women's denim posting a positive comp in April and exceeding plan. Other positive categories included men's and women's woven shirts and aerie intimates. Additionally, we saw a sharp improvement in key summer categories during the latter half of the month, including men's and women's shorts and knit tops.

Solid traffic and a strong conversion rate drove a sales increase of 24% at ae.com.

Due to lower store traffic and the Easter shift, transactions per average store declined in the low teens, and sales units per store declined in the low double-digits. A favorable sales mix caused the average unit retail price to increase in the low single-digits. Units per transaction also increased in the low single-digits, driving the average transaction value to increase in the mid single-digits.

Comp performance by week compared to last year as follows:

  Reflecting the Easter shift, week one declined in the mid thirties compared to an increase in the low sixties last year;
  Week two declined in the mid single-digits compared to a slight decline last year;
  Week three increased in the mid single-digits compared to a high single-digits increase last year; and
  Week four of positive mid single-digits compared to positive low double-digits.

April comp store sales by geographic region were as follows:

  Canada increased in the mid single-digits;
  The West, Northeast and Mid-Atlantic regions declined in the high single-digits;
  The Southeast and Midwest declined in the low double-digits; and
  The Southwest was negative low teen.

Our Summer Two floor-set arrives in stores on May 25th, just ahead of the Memorial Day weekend. New items reflect our assortment reads and tests from spring, providing on-trend newness for the important summer break season.

We were encouraged by the sales improvement during the final weeks of the month and are pleased with the positioning and momentum of our brand. Regarding our outlook, we are cautiously optimistic and will continue to manage the business prudently to achieve our growth goals.

We are maintaining our previously announced first quarter earnings guidance of $0.34 to $0.35 per share, representing growth of 21% to 25% compared to $0.28 last year.

We will report first quarter earnings on Tuesday, May 22nd. Management will hold a conference call at 9:00 a.m. eastern time that morning. To listen to the call, please dial 877-601-0864, or go to our web-site, ae.com.

Thank you for your continued interest in American Eagle Outfitters.